IRONBRIDGE FUNDS, INC.
FOURTH AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the 17th day of May 2018, to the Fund Administration Servicing Agreement, dated as of May 21, 2010, as amended (the "Agreement"), is entered into by and between IRONBRIDGE FUNDS, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the "Company").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add section 5. E; and

WHEREAS, the parties desire to amend the fee schedule on Exhibit B of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.	The following note and fee will be added to Exhibit B of the Agreement:

NOTE: For purposes of calculating the tiered fee schedule above, assets of the RMB Family of Funds are to be combined with assets of the Iron Bridge Funds, Inc. and allocated pro rata based on assets, subject to the minimums.

2.	Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

3.	The following section E will be added to Section 5. Standard of Care; Indemnification; Limitation of Liability

E.
USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT.  In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the Rule (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).  The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

IRONBRIDGE FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: _____________________________	By: ____________________________

Name: ___________________________	Name: ___________________________

Title: ___________________________	Title: ___________________________

Amended Exhibit B to the
Fund Administration Servicing Agreement – IronBridge Funds, Inc.

FUND ACCOUNTING AND FUND ADMINSTRATION SERVICES ANNUAL FEE SCHEDULE at May, 2018

Annual fee based upon assets per Fund Complex*
• [  ] of 1% ([  ] basis points) on first $[  ] per Fund Family*
• [  ] of 1% ([  ] basis points) over $[  ] per Fund Family

NOTE: For purposes of calculating the tiered fee schedule above, assets of the RMB Family of Funds are to be combined with assets of the Iron Bridge Funds, Inc. and allocated pro rata based on assets, subject to the minimums.

Charles River (Daily Compliance) - $[  ]/Fund

Minimum Annual Fee of $[  ]/Fund in Fund Family

Plus out-of-pocket expenses, including but not limited to:
♦ Postage, Stationery
♦ Programming, Special Reports
♦ Proxies, Insurance
♦ EDGAR filing – Approx. $[  ]/page
♦ Retention of records
♦ Federal and state regulatory filing fees
♦ Certain insurance premiums
♦ Expenses from board of directors’ meetings
♦ Auditing and legal expenses
♦ Blue Sky conversion expenses (if necessary)
♦ Gainskeeper
♦ Fair Value Pricing Services
♦ All other out-of-pocket expenses

CCO Services $[  ] annual for each Fund Accounting and Fund Administration.

SEC Modernization Requirements
▪ Form N-PORT – $[  ] per year, per Fund
▪ Form N-CEN – $[  ] per year, per Fund

*Subject to CPI increase

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (if necessary)

Annual Legal Administration – Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪ $[  ] additional minimum

Additional Services:
▪ New fund launch – as negotiated based upon specific requirements
▪ Subsequent new fund launch – $[  ] /project
▪ Subsequent new share class launch – $10,000 /project
▪ Multi-managed funds – as negotiated based upon specific requirements
▪ Proxy – as negotiated based upon specific requirements
▪ Expedited filings – as negotiated based upon specific requirements
▪ Asset conversion – as negotiated based upon specific requirements
▪ Fulcrum fee – as negotiated based upon specific requirements
▪ Exemptive applications – as negotiated based upon specific requirements

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

$[  ]  Domestic and Canadian Equities
$[  ]  Options
$[  ]  Corp/Gov/Agency Bonds
$[  ]  CMO's
$[  ]  International Equities
$[  ]  Futures
$[  ]  International Bonds
$[  ]  Foreign Currency
Amended Exhibit B (continued) to the Fund Administration Servicing Agreement - IronBridge Funds, Inc.

$[  ]  Municipal Bonds
$[  ]  Money Market Instruments
$[  ]/Fund/Day – Bank Loans
$[  ]/Fund/Day – Credit Default Swaps
$[  ]/Fund/Day – Basic Interest Rate Swaps
$[  ]  Per fund per month - Mutual Funds
Fair Value Services (FT Interactive)
         $[  ] on the First [  ] Securities/Day
         $[  ] on the Balance of Securities/Day
Corporate Action Services
$[  ] Per equity security per month
Manual Security Pricing
$[  ] per month – greater than [  ]/day
Factor Services (BondBuyer)
♦ Per CMO - $[  ]/month
♦ Per Mortgage Backed - $[  ]/month
♦ Minimum  - $[  ]/month